UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010

ECOBLU PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	000-53875	20-8677788
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)
909 West Vista Way, Vista, CA 92083 (Address of Principal Executive Offices) (909) 519-5470 Registrants Telephone Number

_______________________________ (Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On August 11, 2010, we entered into separate Agreements (the “Agreement”) with each of the holders of our Series D Warrants (the “Investors”) whereby we automatically reduced the Exercise Prices (as defined in the Series D Warrants) thereof  from $0.40 per share to $0.20 per share. The number of shares of common stock issuable upon exercise of the Series D Warrants was not increased as a result of such reduction of the Exercise Prices.

The Series D Warrants were issued to each of the Investors pursuant to a definitive purchase agreement to place Senior Secured Convertible Notes dated March 26, 2010 totaling $1.5 million in gross proceeds before fees and expenses (the “Purchase Agreement”).

In addition, the Investors agreed to release $78,333.34 in the aggregate from the control account reserved for amortization payments to the Company and the Company is required to establish two deposit accounts at Metropolitan Capital Bank (each a, “Met Cap Account” and together, the “Met Cap Accounts”) and transfer the funds in the accounts at Regents Bank to the Met Cap Accounts. One of the Met Cap Accounts was required to contain the amortization payment for the Investors for the August payment under the Senior Secured Convertible Notes and is required to be under the full dominion of the Investors.  The other Met Cap Account will be the Company’s corporate bank account and the assets in such account will continue to be collateral under the Security Agreement entered into in connection with the Purchase Agreement.

As of the date hereof, the Company has not satisfied its obligation under the Agreement to transfer the amortization funds to MetCap within three (3) business days.  On or about August 26, 2010 the amortization payment was made from Regents Bank resulting in one (1) MetCap corporate bank account and a non-curable event of default.

The preceding paragraphs are qualified in their entirety by reference to the Agreement, incorporated by reference in Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01             Financial Statements and Exhibits

Exhibits

10.1	Form of Agreement dated August 11, 2010.
10.2	Form of Deposit Account Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOBLU PRODUCTS, INC.

Date: August 31, 2010	By:	/s/ Steve Conboy, President
Name: Steve Conboy, President
Title: President Principal Executive Officer and Principal Financial Officer

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